Prospectus Supplement (To Prospectus dated March 15, 2002 and to Prospectus Supplement dated March 4, 2003)	Rule 424(b)(3) (Registration No. 333-82920)

McDonald's Corporation

10,000,000
STOCK APPRECIATION RIGHTS

        McDonald's Corporation (the "Company"), upon the terms and subject to the conditions set forth in the Prospectus, dated March 15, 2002 (as supplemented by the Prospectus Supplement dated March 4, 2003 and as amended or supplemented as of the date hereof, the "Prospectus"), hereby amends its 2002 QSC Rewards Program (the "Plan").

        The Prospectus is amended, as follows:

        Measurement Period: The end date of the first measurement period of the Plan (the "First Measurement Period") shall be September 30, 2003; provided, however, that solely in the case of Specified Restaurants (as defined below) the scores from operations reviews, if any, conducted on or after October 1, 2003 and on or prior to October 31, 2003 shall be included in the relevant operations review score and overall restaurant score of such restaurant if the inclusion of this score or scores is needed for the restaurant to meet the operations reviews portion of the Minimum Requirements, as defined in the Prospectus.

        A "Specified Restaurant" shall be a restaurant that would otherwise be eligible for the SAR Program but for such restaurant's failure to have met as of September 30, 2003 the operations reviews portion of the Minimum Requirements, as defined in the Prospectus.

        Termination of the Plan: Except as provided above under "Measurement Period," the Plan will terminate upon completion of the First Measurement Period on September 30, 2003 and after the top 20% of the U.S. owner/operators are identified and rewarded.

        All other aspects of the Plan will remain the same through and until the termination of the Plan, unless the Special Program Committee notifies you otherwise.

        Unless otherwise defined herein, capitalized terms in this Prospectus Supplement have the same meaning as in the Prospectus. The amended terms of the Plan, set forth above, supplement and should be read in conjunction with the Prospectus, which, except to the extent modified by this Prospectus Supplement, is incorporated herein by reference.

September 25, 2003